Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

QuantumScape Corporation

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share, reserved for issuance pursuant to the QuantumScape Corporation 2020 Equity Incentive Plan	Other	27,127,454(2)	$5.06(3)	$137,264,917.24	$153.10 per $1,000,000	$21,015.26
Total Offering Amounts					$137,264,917.24		$21,015.26
Total Fee Offsets							-
Net Fee Due							$21,015.26

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2) Represents an automatic annual increase on January 1, 2025 equal to 5% of the total number of shares of all classes of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided for in the 2020 Plan.

(3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $5.06 per share, which is the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange, on February 24, 2025.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A